Exhibit 2.1

EXECUTION VERSION
DATE:    26 NOVEMBER 2018

EXXARO MINERAL SANDS TRANSACTION COMPLETION AGREEMENT

Between

TRONOX LIMITED

TRONOX LLC

TRONOX HOLDINGS PLC

TRONOX UK HOLDINGS LIMITED

TRONOX GLOBAL HOLDINGS PTY LIMITED

AND

EXXARO RESOURCES LIMITED

CMS Cameron McKenna Nabarro Olswang LLP
Cannon Place
78 Cannon Street
London EC4N 6AF
T +44 20 7367 3000
F +44 20 7367 2000

TABLE OF CONTENTS

1.	Definitions and Interpretation	1
2.	Sale of Tronox Sands Member Interests	9
3.	Conditions to the UK Sale	10
4.	Completion of UK sale	11
5.	Tronox Parties’ warranties	12
6.	Exxaro’s warranties	12
7.	Tronox Right of First Refusal	13
8.	Flip-in Rights	13
9.	Disposal of shareholding in Tronox Holdings by Exxaro	16
10.	South African restructuring	19
11.	Tronox B Scheme	19
12.	Conditionality	22
13.	Agreed form documents	23
14.	Announcements	23
15.	Further assurance	23
16.	Assignment	23
17.	Costs and expenses	24
18.	Payments	24
19.	Entire agreement	24
20.	Waiver; variation; invalidity	25
21.	Time of the essence	25
22.	No partnership	25
23.	Third party rights	26
24.	Supremacy	26
25.	Counterparts	26
26.	Notices	26
27.	Governing law and jurisdiction	28

THIS AGREEMENT is made the 26th day of November 2018

BETWEEN:

(1)	TRONOX LIMITED a company incorporated in Western Australia (with ACN 153 348 111) whose registered office is at Lot 22 Mason Road, Kwinana Beach WA 6167 Australia (“Tronox”);

(2)	TRONOX LLC a company incorporated in Delaware (with number 2822045) whose principal office is at 3301 NW 150th Street, Oklahoma City, OK 73134, USA (“Tronox LLC”);

(3)	TRONOX HOLDINGS PLC a company incorporated in England (with number 11653089) whose registered office is at 3rd Floor, 25 Bury Street, London SW1Y 2AL (“Tronox Holdings”);

(4)	TRONOX UK HOLDINGS LIMITED a company incorporated in England (with number 10535267) whose registered office is at 7 Albemarle Street, London, United Kingdom, W1S 4HQ (“Tronox Purchaser”);

(5)
TRONOX GLOBAL HOLDINGS PTY LIMITED a company incorporated in Western Australia (with ACN 154 691 826) whose registered office is at Lot 22 Mason Road, Kwinana Beach WA 6167 Australia (“Tronox Global Holdings”); and

(6)
EXXARO RESOURCES LIMITED a company incorporated in the Republic of South Africa (with number 2000/011076/06) whose registered office is at Roger Dyason Road, Pretoria West, 0183 South Africa (“Exxaro”).

RECITALS:

(A)	It is proposed that Tronox Holdings acquires all of the Tronox A Shares and Tronox B Shares (in each case as defined in this Agreement) pursuant to the Tronox Schemes (as defined in this Agreement).

(B)
Tronox and Exxaro desire to refresh various legacy issues related to Tronox’s acquisition of Exxaro’s mineral sands business in 2012 and agree a process to conclude matters from that transaction in a way which benefits both Tronox and Exxaro.

(C)	The Parties acknowledge that the continued effectiveness of certain provisions of this Agreement are subject to the conditions described in clause 12.

NOW IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

Defined terms

1.1	In this Agreement:

“Accrued Tax Benefit Covenant Amount” has the meaning given to it in clause 12.1.3(a);

“Affiliates” has the meaning specified in the Shareholders’ Deed;

“Agreement” means (subject to clause 19.1) this Agreement including the Recitals and Schedules, as it may from time to time be restated, varied, amended or supplemented;

“Assessment” has the meaning given to it in clause 8.6;

“Business Day” means a day (other than a Saturday or Sunday) when banks are open for non-automated business in London, Johannesburg and New York;

“Call Option” has the meaning given to it in clause 8.1.2;

“Call Option CGT” has the meaning given to it in clause 8.6;

“Call Option Closing Date” has the meaning given to it in clause 8.1.2;

“CGT Liability” means any (a) capital gains tax payable to the Taxation Authority (for the avoidance of doubt, save where clause 9.6 applies, exclusive of any penalty, fine, additional tax, understatement penalty, surcharge, interest, charges or costs payable in connection thereto) and (b) any capital gains tax which would have been payable to the Taxation Authority but for the utilisation of any existing loss available to a taxpayer;

“Competent Authority” means (i) any person (whether autonomous or not) having legal and/or regulatory authority; (ii) any court of law or tribunal in any jurisdiction; (iii) any stock exchange and/or (iv) any authority competent to impose any Taxation;

“Conditions” means the Tranche 1 Conditions and the Tranche 2 Conditions;

“Control” means:

(a)
holding the legal power to direct or cause the direction of the general management and policies of the person under Control or to require that person to conduct its affairs in accordance with the wishes of the person who holds that right;

(b)
in relation to a body corporate, the power of a person (i) by the possession of voting power in relation to that or any other body corporate, or (ii) as a result of any powers conferred by the articles of association or any other document relating to that or any other body corporate (including the power to appoint a majority of the directors of that or any other body corporate), directly or indirectly to secure that the affairs of the body corporate under Control are conducted in accordance with that person’s wishes; or

(c)	in relation to a partnership, the right to a share of more than half the assets, or of more than half the income, of the partnership;

“Corporations Act” means the Australian Corporations Act 2001 (Cth);

“Cristal Transaction” means the acquisition by Tronox of the TiO2 business of The National Titanium Dioxide Company Ltd.,( a limited company organised under the laws of the Kingdom of Saudi Arabia) pursuant to a transaction agreement dated 21 February 2017, as amended;

“Current Market Price” has the meaning given to it in Schedule 3;

“DMR” means the South African Department of Mineral Resources;

“DR Facility” has the meaning given to it in clause 11.5;

“DTC” means The Depository Trust Company;

“Effective” means the coming into effect of the orders pursuant to section 411(4)(b) of the Corporations Act to give effect to the Tronox Schemes pursuant to section 411(10) of the Corporations Act, and any orders pursuant to give effect to such incidental, consequential and supplemental matters as are necessary to ensure that the Tronox Schemes are fully and effectively carried out;

“Encumbrance” means any interest or equity of any person (including any right to acquire, option or right of pre-emption or conversion) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement, or any agreement to create any of the above;

“Exxaro’s Solicitors” means Orrick, Herrington & Sutcliffe (UK) LLP at 107 Cheapside, London EC2V 6DN;

“Flip-in Cash Consideration” means:

(a)	in relation to a Put Option:

(i)	the Current Market Price as of the Option exercise date; multiplied by

(ii)	the number of Flip-in Shares subject to the Put Option; or

(b)	in relation to a Call Option:

(i)	the Current Market Price as of the date that is 3 Business Days prior to the Call Option Closing Date; multiplied by

(ii)	the number of Flip-in Shares subject to the Call Option;

“Flip-in Sale” means the acquisition by the relevant Tronox Party of Exxaro’s interests in the South African Subsidiaries, pursuant to clause 8;

“Flip-in Shares” means any of the KZN Flip-in Shares and/or the Mineral Sands Flip-in Shares, as applicable;

“Group” means, in relation to a Party, that Party and each person that has Control of that Party, or of which that Party has Control, or the Control of which is held by a person that has Control of that Party;

“Implementation Date” has the meaning given to it in the Tronox Schemes;

“KZN Flip-in Shares” means in respect of consideration paid for the KZN Shares, 3,623,018 fully paid Tronox Shares, subject to adjustment for share splits or consolidations and similar events;

“KZN Shares” means the share capital in Tronox KZN Sands held by Exxaro, which represents 26% of Tronox KZN Sands’s share capital;

“Lenders” means the Standard Bank of South Africa Limited, ABSA Bank Limited and First Rand Bank Limited;

“Marketing Notice” has the meaning given to it in Schedule 3;

“Marketing Period” has the meaning given to it in Schedule 3;

“Mining and Prospecting Rights” means the mining rights and prospecting rights held by the South African Subsidiaries, as specified in Annexure A of the South African SHA, and such other mining and prospecting rights held by the South African Subsidiaries at the relevant time (including but not limited to the Port Durnford prospecting right);

“Mineral Processing Operations” means the mineral separation, beneficiation, smelting and additional mineral processing operations business owned by the South African Subsidiaries;

“Mineral Sands Flip-in Shares” means in respect of consideration paid for the Mineral Sands Shares, 3,623,017 fully paid Tronox Shares, subject to adjustment for share splits or consolidations and similar events;

“Mineral Sands Shares” means the share capital in Tronox Mineral Sands held by Exxaro, which represents 26% of Tronox Mineral Sands’s share capital;

“Option” has the meaning given to it in clause 8.1.2;

“Option Closing Date” has the meaning given to it in clause 8.1.2;

“Ownership Requirements” means the requirements from time to time of the 2018 Charter in respect of the ownership participation by Historically Disadvantaged Persons (as defined in the 2018 Charter) in a mining right holder which, when satisfied, have the consequence that the shareholding by such Historically Disadvantaged Persons is sufficient to enable the maintenance of Existing Mining Rights (as referred to in the 2018 Charter) and to comply with all ownership requirements contained in such Existing Mining Rights;

“Parties” means Tronox, Tronox LLC, Tronox Holdings, Tronox Global Holdings, Tronox Purchaser and Exxaro (and “Party” shall be construed accordingly);

“Put Option” has the meaning given to it in clause 8.1.1;

“Put Option Closing Date” has the meaning given to it in clause 8.1.1;

“Proceedings” means any proceeding, suit or action (including arbitration) arising out of or in connection with this Agreement or its subject matter;

“Refresh Period” has the meaning given to it in Schedule 3;

“Registered Holder” has the meaning given to it in clause 15.2;

“Regulatory Requirements” means any applicable requirement of law or of any Competent Authority;

“Relevant Approval” means any court, shareholder or board approval or any approval required pursuant to a Regulatory Requirement or by any of the Lenders;

“Relevant Completion” means the Tranche 1 Completion or the Tranche 2 Completion (as the case may be);

“Relevant Completion Date” means the Tranche 1 Completion Date or the Tranche 2 Completion Date (as the case may be);

“Relevant Consideration” means the Tranche 1 Consideration or the Tranche 2 Consideration (as the case may be);

“Restructuring Tax” has the meaning given to it in clause 10.3;

“Restructuring Tax Covenant” has the meaning given to it in clause 10.3;

“Sale Notice” has the meaning given to in Schedule 3;

“SARB” means the Exchange Control Department of the South African Reserve Bank;

“SARB Application” means the application made by Exxaro to SARB for approval of the UK Sale and the Flip-in Sale, a substantially final draft of which is set out in Schedule 10;

“SARB Condition” has the meaning given to it in clause 3.1.2;

“Scheme Booklet” has the meaning given to it in clause 11.2.3;

“Second Court Date” means that day on which an application made to a court of competent jurisdiction under the Corporations Act for orders approving the Schemes pursuant to section 411(4)(b) of the Corporations Act is heard, or, if the application is adjourned for any reason, the first day on which the adjourned application is heard;

“Shareholders’ Deed” means the Tronox Holdings Shareholders’ Deed and the 2012 Exxaro Shareholders’ Deed, as applicable;

“South African SHA” means the shareholders’ agreement between Tronox Sands Holdings Pty Limited, Tronox, Exxaro and the South African Subsidiaries, dated 15 June 2012, as amended in the form of Schedule 4;

“South African Shares” means the KZN Shares and the Mineral Sands Shares;

“South African Subsidiaries” means Tronox KZN Sands and Tronox Mineral Sands;

“Stamp Taxes” has the meaning given to it in clause 11.5;

“Tax Relief” means any allowance, credit, loss, set-off, right to repayment or other relief of a similar nature in relation to Tax or any deduction in computing income, profits or gains for the purposes of Tax;

“Taxation” or “Tax” means all forms of direct and indirect taxation and statutory, governmental, state, federal, provincial, local government or municipal charges, duties (including stamp duties or securities transfer tax), imposts, contributions, levies, skills development levies, withholdings or liabilities wherever chargeable and whether of the Republic of South Africa or any other jurisdiction and whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or other reference however imposed (whether by way of withholding or deduction for or on account of tax or otherwise and, for the avoidance of doubt, save where clause 9.6 applies, exclusive of any penalty, fine, additional tax, understatement penalty, surcharge, interest, charges or costs payable in connection thereto);

“Taxation Authority” means the South African Revenue Service (SA);

“Tranche 1 Completion” means completion of the transfer of the Tranche 1 Interests from Exxaro to Tronox Purchaser;

“Tranche 1 Completion Date” means the date which is five Business Days after the Tranche 1 Conditions Satisfaction Date, or such other date as is agreed in writing between Exxaro and Tronox Purchaser;

“Tranche 1 Conditions Satisfaction Date” means the date on which the Tranche 1 Conditions are satisfied;

“Tranche 1 Conditions” has the meaning given to it in clause 3.1;

“Tranche 1 Consideration” means an amount equal to 13% of the value of the UK Loans on the Tranche 1 Completion Date;

“Tranche 1 Deed of Amendment” means the deed of amendment to the Tronox Sands LLP Deed reflecting the change in Tronox Sands Membership Interests, whereby the Tranche 1 Interests are held by Tronox Purchaser;

“Tranche 1 Interests” has the meaning given to it in clause 2.1.1;

“Tranche 2 Completion” means completion of the transfer of the Tranche 2 Interests from Exxaro to Tronox Purchaser;

“Tranche 2 Completion Date” means the date which is five Business Days after the Tranche 2 Conditions Satisfaction Date, or such other date as is agreed in writing between Exxaro and Tronox Purchaser, save as otherwise provided in clause 4.1;

 “Tranche 2 Conditions” has the meaning given to it in clause 3.2;

“Tranche 2 Conditions Satisfaction Date” means the date on which the Tranche 2 Conditions are satisfied or waived in accordance with clause 3.2;

“Tranche 2 Consideration” means an amount equal to 13% of the value of the UK Loans on the Tranche 2 Completion Date;

“Tranche 2 Deed of Amendment” means the deed of amendment to the Tronox Sands LLP Deed reflecting the change in Tronox Sands Membership Interests, whereby the Tranche 2 Interests are held by Tronox Purchaser;

“Tranche 2 Interests” has the meaning given to it in clause 2.1.2;

“Triggering Event” means the occurrence of any of the following:

(a)
the date on which the DMR confirms in writing that the South African Subsidiaries have met the Ownership Requirements and that the South African Subsidiaries’ empowerment credentials are fully recognised in respect of their Existing Mining Rights (as referred to in the 2018 Charter);

(b)	Exxaro and Tronox agree in writing;

(c)	15 June 2022; or

(d)	a circumstance occurs in which the South African SHA permits an exercise of either Option;

“Triggering Event Call” means the occurrence of any of the following:

(a)	a Triggering Event; or

(b)
the date that the Implementation Guidelines are published in terms of the 2018 Charter, or any other proclamation published in the Government Gazette of South Africa that expresses the 2018 Charter to take effect (without amendment to the provisions of section 2.1.1 of the 2018 Charter);

“Tronox A Scheme” means the proposed scheme of arrangement whereby Tronox Holdings intends to acquire all of the Tronox A Shares, which is to be implemented by way of a court-sanctioned scheme of arrangement under Part 5.1 of the Corporations Act, a substantially final draft of which is set out in Schedule 8;

“Tronox A Shares” means the class A shares issued by Tronox;

“Tronox B Scheme” means the proposed scheme of arrangement whereby Tronox Holdings intends to acquire all of the Tronox B Shares, which is to be implemented by way of a court-sanctioned scheme of arrangement under Part 5.1 of the Corporations Act, a substantially final draft of which is set out in Schedule 9;

“Tronox B Scheme Meeting” has the meaning given to it in clause 11.2.1;

“Tronox B Shares” means the class B shares issued by Tronox;

“Tronox Holdings Articles” means the articles of association for Tronox Holdings, a substantially final draft of which is set out in Schedule 6, which are proposed to be adopted by Tronox Holdings in accordance with clause 13.1;

“Tronox Holdings Shareholders’ Deed” means the agreed form shareholders agreement, set out in Schedule 7, which is proposed to be entered into by Tronox Holdings and Exxaro in accordance with clause 13.2;

“Tronox Holdings Shares” means the ordinary shares with a nominal value of US$0.01 each issued by Tronox Holdings;

“Tronox Issuer” means:

(a)	Tronox, in respect of the Tronox A Shares and the Tronox B Shares; or

(b)	Tronox Holdings, in respect of the Tronox Holdings Shares;

“Tronox KZN Sands” means Tronox KZN Sands Proprietary Limited, a company incorporated in the Republic of South Africa (registration number 1987/001627/07);

“Tronox KZN Sands Facility Agreement” means the amended and restated facility agreement between Tronox UK Finance Limited and Tronox KZN Sands dated 17 October 2017, as amended;

“Tronox Mineral Sands” means Tronox Mineral Sands Proprietary Limited, a company incorporated in the Republic of South Africa (registration number 1998/0001039/07);

“Tronox Mineral Sands Facility Agreement” means the amended and restated facility agreement between Tronox UK Finance Limited and Tronox Mineral Sands dated 17 October 2017, as amended;

“Tronox Parties” means Tronox, Tronox Holdings, Tronox Global Holdings, Tronox LLC and Tronox Purchaser;

“Tronox Sands” means Tronox Sands LLP, a limited liability partnership registered in England (with number OC375020), whose registered office is at 7 Albemarle Street, London, W1S 4HQ;

“Tronox Sands Member” means each holder of a Tronox Sands Membership Interest;

“Tronox Sands Membership Interest” means the interests of a Tronox Sands Member in Tronox Sands, which determines the rights of such Tronox Sands Members to vote in respect of matters affecting Tronox Sands and to share in the capital and profits of Tronox Sands;

“Tronox Sands LLP Deed” means the limited liability partnership agreement in relation to Tronox Sands between Tronox Sands, Exxaro and Tronox Global Holdings dated 15 June 2012;

“Tronox Schemes” means the Tronox A Scheme and the Tronox B Scheme;

“Tronox Shares” means any of the Tronox A Shares, the Tronox B Shares or the Tronox Holdings Shares, as applicable (for the avoidance of doubt, references before the Tronox Schemes become Effective are to the Tronox A Shares and the Tronox B Shares and after the Tronox Schemes become Effective are to the Tronox Holdings Shares);

“Tronox’s Solicitors” means CMS Cameron McKenna Nabarro Olswang LLP at Cannon Place, 78 Cannon Street, London EC4N 6AF;

“UK Loan Agreements” means the Tronox KZN Sands Facility Agreement and the Tronox Mineral Sands Facility Agreement;

“UK Loans” means the loans under the UK Loan Agreements;

“UK Sale” has the meaning given to it in clause 2.1;

“ZAR” means South African Rand;

“2012 Exxaro Shareholders’ Deed” means the shareholders’ deed between Tronox, Exxaro and Thomas Casey, dated 15 June 2012, as amended in the form of Schedule 3;

“2012 Put Option” means the put option in respect of the South African Subsidiaries granted to Exxaro under the 2012 Exxaro Shareholders’ Deed; and

“2018 Charter” means the Broad-Based Black Socio-Economic Empowerment Charter for the South African Mining and Minerals Industry, 2018.

Interpretation

1.2	In this Agreement:

1.2.1	reference to any document as being “in the agreed form” means that it is in the form agreed between the Parties and signed for the purposes of identification by or on behalf of the Parties;

1.2.2	the table of contents and headings and sub-headings are for convenience only and shall not affect the construction of this Agreement;

1.2.3
unless the context otherwise requires, words denoting the singular shall include the plural and vice versa and references to any gender shall include all other genders. References to any Party or other person (which for the purposes of this Agreement shall include natural persons, bodies corporate, unincorporated associations, partnerships, governments, governmental agencies and departments, statutory bodies or other entities, in each case whether or not having a separate legal personality) shall include the Party’s or person’s successors and permitted assigns;

1.2.4	“other” and, except in relation to the computation of periods of time, “include” and “including”, do not connote limitation in any way;

1.2.5
references to Recitals, Schedules, clauses are to (respectively) recitals to, schedules to, and clauses of, this Agreement (unless otherwise specified); and references within a Schedule to paragraphs are to paragraphs of that Schedule (unless otherwise specified);

1.2.6
any reference to a treaty, statute, statutory provision, directive of the Council of the European Union (whether issued jointly with any other person or under any other name) or other legislation includes:

(a)	any order, regulation, instrument or other subordinate legislation made under it; and

(b)	except where the contrary is stated or the context otherwise requires, any amendment, extension, consolidation, re-enactment or replacement of it,

for the time being in force provided always that the liability of the Parties shall not be increased by any such amendment, extension, re-enactment, consolidation or replacement made after the date of this Agreement;

1.2.7
except to the extent this Agreement provides otherwise, terms defined in the Companies Act 2006 shall be read as if defined in that way in this Agreement, but where any such definition uses terms defined in that Act whose meaning has been extended or modified in this Agreement it shall be read as if those terms were defined as they are in this Agreement;

1.2.8
references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, organisation, body, official or any legal concept, state of affairs or thing shall in respect of any jurisdiction other than England be deemed to include that which most nearly approximates in that jurisdiction to the English legal term;

1.2.9	any reference to “writing” or “written” includes email and any legible reproduction of words delivered in permanent and tangible form;

1.2.10
any reference to a liability incurred by any person includes any liability of that person arising from or in connection with any obligation (including indemnities and all other obligations owed as principal or guarantor) whether liquidated or not, whether present, prospective or contingent or otherwise, and whether or not it would be shown as a “liability” under applicable accounting principles, and whether owed, incurred or imposed by or to or on account of or for the account of that person alone, severally or jointly or jointly and severally with any other person;

1.2.11
any reference to a “successor” means, unless the context indicates otherwise, any person who by operation of law succeeds to any right or obligation of a Party under this Agreement, and any company that succeeds to such a right or obligation as the result of a merger with that Party as part of which that Party is dissolved; and

1.2.12	references to times of the day are (unless otherwise expressly provided) to London time and references to a day are to a period of 24 hours running from midnight on the previous day.

Language

1.3
This Agreement was negotiated in English and, to be valid, all certificates, communications and other documents made in connection with it shall be in English. If all or any part of this Agreement or any such certificate, communication or other document is for any reason translated into any language other than English the English text shall prevail. Each of the Parties understands English and is content for all communications relating to this Agreement (including in connection with Proceedings) to be served on it in English.

2.	SALE OF TRONOX SANDS MEMBER INTERESTS

2.1	The Tronox Parties and Exxaro agree that:

2.1.1
at Tranche 1 Completion, Exxaro shall transfer 50% of the Tronox Sands Member Interests held by Exxaro as at the date of this Agreement (“Tranche 1 Interests”) to Tronox Purchaser in consideration for the Tranche 1 Consideration; and

2.1.2
at Tranche 2 Completion, Exxaro shall transfer the remaining Tronox Sands Member Interests held by Exxaro as at Tranche 2 Completion (“Tranche 2 Interests”) to Tronox Purchaser in consideration for the Tranche 2 Consideration, on the terms and conditions set out in this Agreement (the “UK Sale”).

2.2	The Tronox Parties and Exxaro agree that:

2.2.1	as at 30 September 2018, the aggregate value of the UK Loans is ZAR 7,722,622,853, which comprises of the amounts for each facility tranche specified in Schedule 1;

2.2.2	interest shall accrue on the UK Loans in accordance with the terms of the UK Loan Agreements and at the rates specified in Schedule 1; and

2.2.3	the Tronox Parties and Exxaro shall:

(a)
procure, so far as they are legally able to, that each of the members of its Group that is a party to the UK Loan Agreements complies with the terms of the relevant UK Loan Agreement and will not take any action, directly or indirectly, that could result in the value of the UK Loans being reduced, impaired or written down on or before the Tranche 2 Completion; and

(b)	in so far as they are a party to the Tronox Sands LLP Deed, comply with the terms of the Tronox Sands LLP Deed.

2.3
The Tronox Parties and Exxaro shall act in good faith and co-operate to evaluate and consider an alternative structure for the UK Sale if requested by a Tronox Party (acting reasonably), provided doing so will not delay the completion of the UK Sale.

3.	CONDITIONS TO THE UK SALE

3.1	Tranche 1 Completion is conditional on the later to occur of:

3.1.1	31 January 2019; and

3.1.2
receipt by Exxaro from SARB of its approval to the UK Sale and the Flip-in Sale as set out in the SARB Application, subject only to non-material requirements imposed by SARB for administrative or reporting purposes (the “SARB Condition”),

(together the “Tranche 1 Conditions”).

Tronox Purchaser and Exxaro may agree in writing that the Tranche 1 Conditions shall be deemed satisfied at any time after the SARB Condition is satisfied.

3.2	Tranche 2 Completion is conditional on the later to occur of:

3.2.1	15 April 2019; and

3.2.2	the Tranche 1 Completion having occurred

(together, the “Tranche 2 Conditions”). Provided that the SARB Condition has been satisfied, Tronox Purchaser may waive the Tranche 2 Conditions by giving written notice to Exxaro.

3.3	The Tronox Parties and Exxaro shall:

3.3.1	use their commercially reasonable endeavours to co-operate and work together to procure that the SARB Condition is satisfied as soon as possible;

3.3.2	shall not do anything (and shall procure that no other member of its Group does anything) which would prejudice the SARB Condition from being satisfied as soon as possible;

3.3.3
file and submit, or procure the filing and submission of, all forms, applications, notifications, filings, submissions and other documentation required in respect of the SARB Condition (including the SARB Application) to SARB as soon as reasonably practicable, and in any event within 5 Business Days of the date of this Agreement;

3.3.4
communicate with SARB in relation to satisfaction of the SARB Condition in consultation with and taking into account any reasonable comments and requests of the other and ensure that each of Tronox Purchaser and Exxaro is provided with copies of all such forms, applications, notifications, filings, submissions and other communication in the form submitted or sent;

3.3.5
promptly notify the other of any communication (whether written or oral) received from SARB in relation to the SARB Condition, provide each other with copies of such communication or, in the case of oral communication, provide each other with written summaries of such communication, and ensure that Tronox Purchaser and Exxaro are kept promptly informed as to progress towards satisfaction of the SARB Condition; and

3.3.6
ensure that drafts of all written communications intended to be sent to SARB in connection with SARB Condition are reviewed in advance of submission by Tronox Purchaser and Exxaro, and Tronox Purchaser and Exxaro are given reasonable opportunity to comment thereon, and comments are reasonably considered, and ensure that Tronox Purchaser and Exxaro receive final copies of all such communications (save that in relation to all disclosure under this clause 3.3.6, business secrets and other confidential material may be redacted so long as Tronox Purchaser and Exxaro acts reasonably in identifying such material for redaction).

3.4
If, at any time, Tronox Purchaser or Exxaro becomes aware of a fact or circumstance that is reasonably likely to prevent any of the Conditions from being satisfied, it shall inform the other of the matter as soon as reasonably practicable and keep each other apprised of the status of such matter.

3.5
Tronox Purchaser and Exxaro shall accept any condition or undertakings reasonably proposed by SARB but shall be under no obligation to accept any such condition or undertaking if it may materially prejudice any member of the Tronox Group or the Exxaro Group (as the case may be) or such conditions or undertakings are commercially unreasonable (for the avoidance of doubt Tronox Purchaser and Exxaro acknowledge and agree that an obligation to ensure the repatriation of the Relevant Consideration to an account at a South African financial institution in the Republic of South Africa shall not be materially prejudicial or commercially unreasonable).

4.	COMPLETION OF UK SALE

4.1
If Tronox Purchaser waives the Tranche 2 Conditions, it may set the Tranche 2 Completion Date to be the same date as the Tranche 1 Completion Date, to occur immediately following the Tranche 1 Completion. On each Relevant Completion Date, Tronox Purchaser, Tronox Global Holdings and Exxaro shall complete the transfer of the Tranche 1 Interests or Tranche 2 Interests, as applicable, and to admit Tronox Purchaser as a Tronox Sands Member.

4.2	Each Relevant Completion shall take place at the offices of Tronox’s Solicitors on the Relevant Completion Date or such other place as agreed between Tronox Purchaser and Exxaro.

4.3	At each Relevant Completion:

4.3.1	Tronox Purchaser shall pay an amount equal to the Relevant Consideration by transfer of funds in ZAR for same day value to an account at a South African financial institution, nominated by Exxaro; and

4.3.2	Exxaro, Tronox Global Holdings and Tronox Purchaser shall do all things respectively required of each of them under this clause 4 and Schedule 2.

4.4
If a Relevant Completion does not take place on the Relevant Completion Date because either Exxaro or any Tronox Party fails in any respect to comply with any of its obligations under this clause 4 and Schedule 2 (whether or not such failure to comply would amount to a repudiatory breach at common law), Tronox Purchaser (in the case of such a failure by Exxaro) or Exxaro (in the case of such a failure by any Tronox Party) may by notice to the other elect to:

4.4.1	proceed to such Relevant Completion to the extent reasonably practicable (without limiting the rights under this Agreement of any Tronox Party, or as the case may be, Exxaro); or

4.4.2	postpone such Relevant Completion to a date not more than five Business Days after the Relevant Completion Date (or such other date as may be agreed between Tronox Purchaser and Exxaro).

4.5	If the Relevant Completion is postponed to another date in accordance with clause 4.4.2, the provisions of this Agreement apply as if that other date is the Relevant Completion Date.

4.6
Tronox Purchaser is not obliged to complete the transfer of the Tranche 1 Interests or the Tranche 2 Interests unless Exxaro complies with all of its obligations (applicable to the transfer of the Tranche 1 Interests or Tranche 2 Interests, as the case may be) under this clause 4 and Schedule 2.

5.	TRONOX PARTIES’ WARRANTIES

5.1	Each Tronox Party severally and independently warrants to Exxaro as at the date of this Agreement that:

5.1.1	save for any Relevant Approval required to implement the Tronox Schemes, it has the requisite power and authority to enter into, and to perform its obligations under this Agreement;

5.1.2
save for any Relevant Approval required to implement the Tronox Schemes or to acquire/buy-back any Tronox Shares under clause 8 and Schedule 3 and subject to satisfaction of the SARB Condition, it has obtained or satisfied all corporate, regulatory and other approvals, or any other conditions, necessary to execute, and perform its obligations under this Agreement; and

5.1.3	this Agreement constitutes or will, when executed by the relevant person, constitute legal, valid and binding obligations of it in accordance with its terms.

6.	EXXARO’S WARRANTIES

6.1	Exxaro warrants:

6.1.1	to each Tronox Party as at the date of this Agreement that:

(a)	it has the requisite power and authority to enter into, and to perform its obligations under this Agreement;

(b)
save for any Relevant Approval required under clause 8 and subject to satisfaction of the SARB Condition, it has obtained or satisfied all corporate, regulatory and other approvals, or any other conditions, necessary to execute, and perform its obligations under this Agreement;

(c)	this Agreement constitutes or will, when executed by the relevant person, constitute legal, valid and binding obligations of it in accordance with its terms;

6.1.2	to Tronox Purchaser:

(a)	as at the date of this Agreement and Tranche 1 Completion (but not Tranche 2 Completion), that:

(i)	it is the sole legal and beneficial owner of the Tranche 1 Interests and is entitled to enjoy and exercise all the rights as a Tronox Sands Member in relation to Tronox Sands; and

(ii)
there is no Encumbrance, and there is no agreement, arrangement or obligation to create or give an Encumbrance, in relation to any of the Tranche 1 Interests, other than in accordance with the Tronox Sands LLP Deed; and

(b)	as at the date of this Agreement, at Tranche 1 Completion and at Tranche 2 Completion, that:

(i)	it is the sole legal and beneficial owner of the Tranche 2 Interests and is entitled to enjoy and exercise all the rights as a Tronox Sands Member in relation to Tronox Sands; and

(ii)
there is no Encumbrance, and there is no agreement, arrangement or obligation to create or give an Encumbrance, in relation to any of the Tranche 2 Interests, other than in accordance with the Tronox Sands LLP Deed.

7.	TRONOX RIGHT OF FIRST REFUSAL

Exxaro undertakes to not sell, transfer or otherwise dispose of any Tronox Shares that it holds or beneficially owns, save as permitted under clause 11 and Schedule 3.

8.	FLIP-IN RIGHTS

Primary Put and Call Options

8.1	Tronox and Exxaro can exercise any Option (as defined below) in accordance with this clause 8.1 and subject to clauses 8.2 and 8.3 below:

8.1.1
At any time following the occurrence of a Triggering Event with respect to one or both of the South African Subsidiaries, upon 5-10 Business Days’ notice to Tronox on a proposed Business Day indicated in the notice (a “Put Option Closing Date”), Exxaro has the right, in one exercise or in separate exercises, to put to Tronox (or its nominee) for purchase all (but not less than all) of the following (each, a “Put Option”):

(a)	if the Triggering Event occurs with respect to Tronox KZN Sands: the KZN Shares, in consideration for the applicable Flip-in Cash Consideration;

(b)	if the Triggering Event occurs with respect to Tronox Mineral Sands: the Mineral Sands Shares, in consideration for the applicable Flip-in Cash Consideration.

8.1.2
At any time following the occurrence of a Triggering Event Call with respect to one or both of the South African Subsidiaries, upon 5-10 Business Days’ notice to Exxaro on a proposed Business Day indicated in the notice (as such date may be extended pursuant to this clause 8.1.2, a “Call Option Closing Date” and, together with any Put Option Closing Date or any other Call Option Closing Date, each an “Option Closing Date”), Tronox has the right, in one exercise or in separate exercises, to call from Exxaro all (but not less than all) of the following (each, a “Call Option” and, together with the Put Options, each an “Option”); provided that, upon written notice to Tronox following any exercise of a Call Option, Exxaro may delay such Call Option Closing Date for up to a 3-month period, which period may be extended for up to 4 additional 3-month periods by written notice to Tronox at least 3 Business Days prior to the end of each additional 3-month period:

(a)	if the Triggering Event Call occurs with respect to Tronox KZN Sands: the KZN Shares in consideration for the applicable Flip-in Cash Consideration;

(b)	if the Triggering Event Call occurs with respect to Tronox Mineral Sands: the Mineral Sands Shares in consideration for the applicable Flip-in Cash Consideration;

8.1.3
Tronox Issuer may elect to issue the applicable Flip-in Shares to Exxaro in lieu of paying the Flip-in Cash Consideration by giving written notice to Exxaro, promptly following any Put Option exercise by Exxaro, or together with its written notice to exercise a Call Option.

8.1.4	Where each of Tronox and Exxaro has sent a notice exercising its Option under clause 8.1.1 or 8.1.2 above (as appropriate), the notice received second in time will be deemed to be ineffective.

8.1.5	If there is a different notice period in the South African SHA with respect to the exercise of either of the Options, the notice period in this Agreement shall prevail.

Limits on Exercise of the Put Option and Call Option

8.2	All capitalised terms used without definition in this clause 8.2, unless otherwise defined, have the meanings assigned in the Shareholders’ Deed.

8.2.1
If exercise of the Call Option by Tronox would cause the number of Tronox Shares beneficially owned by Exxaro and its Affiliates to exceed the Limit, Section 3(c) of the Shareholders’ Deed does not apply to such acquisition of such beneficially owned Tronox Shares as a result of exercise of the Call Option but shall apply to any acquisitions thereafter.

8.2.2
For the purposes of Article 152 of the Tronox Holdings Articles, an increase in the number of Tronox Shares beneficially owned by Exxaro or an Affiliate of Exxaro as a result of the issue of Flip-in Shares in compliance with this clause 8 is exempted.

8.2.3
If only some of the South African Shares are subject to an exercise of the Options in compliance with this clause 8, then the number of such South African Shares will be pro rata to the total number of shares in each South African Subsidiary.

Immediate exercise of Put Option

8.3
If Tronox determines (acting reasonably) that a person other than Exxaro and its Affiliates (or any Section 13(d) Group (as defined in the Shareholders’ Deed) of which any such person is a member) has acquired beneficial ownership of greater than fifty percent (50%) of the Tronox Issuer (other than as contemplated by the Tronox Schemes), Tronox shall promptly notify Exxaro of Tronox Issuer’s change in ownership structure, and Exxaro may immediately exercise the Put Option.

South African CGT

8.4
As provided in the 2012 Exxaro Shareholders’ Deed, where Tronox exercises the Call Option and, as a direct result thereof, there is a South African capital gains Tax assessed on Exxaro in respect of the South African Shares that are the subject of the Call Option, subject to clause 8.5 below, Tronox LLC covenants to pay Exxaro an amount equal to the difference between (A) the amount of such South African capital gains Tax that was actually so assessed on and paid by Exxaro and (B) the amount of such South African capital gains Tax that would have been so assessed on Exxaro if Exxaro had exercised the Put Option (under the 2012 Exxaro Shareholders’ Deed) on 15 June 2012.

8.5
If Tronox is considering whether to exercise the Call Option, Exxaro must, following a written request from Tronox, use its best efforts to estimate the South African capital gains Tax that would be payable by Tronox LLC under clause 8.4 above if the Call Option were exercised on a date specified by Tronox, including providing evidence for the basis of Exxaro’s calculation to the reasonable satisfaction of Tronox.

8.6
If Exxaro receives an assessment (an “Assessment”) of South African capital gains Tax in respect of South African Shares that are the subject of the Call Option and in respect of which Tronox has a liability under clause 8.4 above (the “Call Option CGT”), Exxaro must provide a copy of the Assessment to Tronox within five days.  Exxaro must (at the sole expense and cost of Tronox):

8.6.1	follow Tronox’s reasonable directions in relation to the Assessment, which directions may include, without limitation:

(a)	disputing the Assessment and defending proceedings in relation to it (including choice of counsel);

(b)	bringing proceedings to recover any money paid in respect of the Assessment (including choice of counsel);

8.6.2	not enter into any settlement of or otherwise compromise any matter which relates to Call Option CGT without the consent of Tronox, acting reasonably;

8.6.3
keep Tronox fully and timely informed with respect to all aspects of conduct of any dispute or proceedings and discussions with any revenue authority in relation to the Assessment and, where appropriate, enable representatives of Tronox to participate in such discussions; and

8.6.4	reasonably cooperate with Tronox in relation to the conduct of any dispute or proceedings and make personnel, records, materials and information available to Tronox for this purpose,

provided that in determining what are reasonable directions by Tronox under this clause 8.6, regard shall be had to the prospect of success of the proceedings or actions contemplated by such directions.

8.7	If Tronox LLC makes a payment in respect of the Call Option CGT and Exxaro subsequently receives a refund of tax of Call Option CGT, Exxaro must promptly pay the refund to Tronox LLC.

Preemptive Rights

8.8	For the avoidance of doubt, the pre-emptive rights provided in Section 4 of the Shareholders’ Deed shall not apply to the issuance of the Flip-in Shares.

Option Closing

8.9	Upon an exercise of an Option, the exchange of the South African Shares for the Flip-in Shares or Flip-in Cash Consideration (as applicable) shall be effected on any Option Closing Date as follows:

8.9.1
Exxaro undertakes that it shall deliver share certificates, share transfer forms and other deliverables customary and proper to transfer the relevant South African Shares, free and clear of any liens, restrictions on transfer (other than any restrictions under the Securities Act, applicable state securities laws and the provisions of the Shareholders’ Deed), options, warrants, rights, calls, commitments, proxies or other contract rights to Tronox and deliver resignations of any Exxaro-appointed directors; and

8.9.2	Tronox undertakes that it shall, simultaneously with the transfer in clause 8.9.1 above:

(a)	pay the Flip-in Cash Consideration in immediately available funds to a bank account identified by Exxaro; or

(b)	if Tronox has exercised its right to issue the Flip-in Shares under clause 8.1.3, cause Tronox Issuer to allot and issue the Flip-in Shares to Exxaro (or its nominee),

in each case, in consideration for all of the South African Shares referred to in clause 8.9.1 above.

Substitute Transferor

8.10
Tronox may, by giving notice in writing to Exxaro, require that some or all of the South African Shares which are to be transferred to Tronox pursuant to this clause 8 be transferred to Tronox Sands Holdings Pty Limited instead of Tronox.

Conflicts

8.11	If there is any conflict between the terms of this clause 8 and either the 2012 Exxaro Shareholders’ Deed or the South African SHA, the terms of this clause 8 shall prevail.

9.	DISPOSAL OF SHAREHOLDING IN TRONOX HOLDINGS BY EXXARO

Tax Equalisation Covenants

9.1
Tronox LLC covenants to pay Exxaro an amount equal to any CGT Liability assessed on Exxaro in respect of any disposal(s) of its Tronox Holdings Shares and which would not have been assessed on Exxaro but for the Tronox B Scheme (the “CGT Covenant”).

9.2
If Exxaro obtains a Tax Relief in relation to the disposal(s) of its Tronox Holdings Shares which would not have been obtained but for the Tronox B Scheme, Exxaro covenants to pay to Tronox LLC an amount equal to (a) the amount of South African Tax (on the basis of Tax rates current at the date of such Tax Relief arising) that would have been saved had such Tax Relief been utilised, assuming for this purpose that Exxaro had sufficient profits or was otherwise in a position to use the Tax Relief, or (b) where the Tax Relief is a right to a Tax repayment, the amount of such repayment (a “Tax Benefit” and the “Tax Benefit Covenant”).

Payment

9.3
Subject to clause 9.4, any amount(s) payable by Tronox LLC under the CGT Covenant and Exxaro under the Tax Benefit Covenant (as applicable) shall be paid from time to time not later than 5 Business Days before (a) if a CGT Liability (for which Tronox LLC has a liability to Exxaro under the CGT Covenant) is payable in respect of a Tax period, the date on which such CGT Liability is payable to the Taxation Authority without any interest and/or penalties being incurred or (b) if no CGT Liability (for which Tronox LLC has a liability to Exxaro under the CGT Covenant) is payable in respect of a Tax period, the date that a payment of such liability would have been due had such liability arisen in respect of that Tax period (such date being a “CGT Covenant Payment Date”).  If the Taxation Authority claims an additional CGT Liability against Exxaro for the amount of which Tronox LLC has a liability to Exxaro under the CGT Covenant and that is being contested pursuant to clause 9.8, Tronox LLC shall (to the extent not already paid) pay any amounts due under the CGT Covenant in respect of such additional CGT Liability not later than 5 Business Days before Exxaro has to pay such amount pursuant to the Taxation Authority invoking the so-called pay now argue later rule in terms of which a taxpayer must make payment of an amount assessed irrespective of whether or not objection is lodged against the assessment (with such payment date also being a “CGT Covenant Payment Date”).

9.4	If on a CGT Covenant Payment Date:

9.4.1
the amount then payable under the CGT Covenant exceeds the amount then payable under the Tax Benefit Covenant, the amount then payable pursuant to the CGT Covenant shall be reduced by the amount then payable under the Tax Benefit Covenant (to the extent it has not already reduced a payment pursuant to the CGT Covenant); or

9.4.2
the amount then payable under the Tax Benefit Covenant exceeds the amount then payable under the CGT Covenant, Exxaro shall pay to Tronox LLC, in cleared funds to such account at such bank as Tronox LLC may notify Exxaro from time to time, an amount equal to such excess on such CGT Covenant Payment Date.

9.5
Each of Tronox LLC and Exxaro shall pay all amounts under clause 9.3 to the other Party on a grossed-up basis, so as to place the other Party in the same net after Tax position (after taking into account any Tax Relief which is or will be obtained by the other Party in relation to the payment under the CGT Covenant or the Tax Benefit Covenant (as applicable) or the subject matter thereof (to the extent such Tax Relief is not a Tax Benefit)) it would have been in had the other Party not been subject to Tax in respect of the relevant payment.

9.6
If the Taxation Authority assesses on Exxaro an amount payable in respect of any penalty, fine, surcharge or interest, in each case, in respect of any CGT Liability for which Tronox LLC has a liability to Exxaro under clause 9.1, then such amount shall be treated as an amount payable under the CGT Covenant, except to the extent that such amount was assessed because of a late or under payment, late or omitted filing, incorrect or incomplete or misstated information, in each case, made, omitted or provided by Exxaro to the Taxation Authority.

9.7
All amounts payable by Tronox LLC to Exxaro pursuant to this clause 9 shall be paid in ZAR made in cleared funds in accordance with clause 18.3.  All amounts payable by Exxaro to Tronox LLC pursuant to this clause 9 shall be paid in US Dollars (calculated at the daily spot rate for ZAR/US Dollars published by the SARB on the date on which the relevant payment is due) and in accordance with clause 9.4.2.

Mitigation and defence

9.8
Exxaro shall notify Tronox LLC as soon as reasonably practicable if it (i) considers that any CGT Liability may arise or (ii) receives any notification from the Taxation Authority indicating an intention to assess Exxaro on the basis that would result in a CGT Liability being triggered, in each case, such notice to include reasonably sufficient details of the potential CGT Liability.  Exxaro shall consult with Tronox LLC with a view to mitigating any CGT Liability or determining whether any notification from the Taxation Authority should be resisted and whether any objection and/or appeal should be lodged against any potential assessment or assessment; provided that the final decision lies with Exxaro and Exxaro is not required to take any position that would be commercially unreasonable or that would otherwise prejudice its Tax affairs.  In this regard, Exxaro shall take the following actions in respect of any CGT Liability:

9.8.1	act reasonably and in good faith to decide whether any CGT Liability should be resisted, objected to and/or appealed against;

9.8.2	take any reasonable action to resist, object and/or appeal any potential assessment or assessment;

9.8.3	keep Tronox LLC regularly informed of any developments and take into account any reasonable comments of Tronox LLC;

9.8.4
provide any draft South African tax return (which may be commercially reasonably redacted) relevant to the CGT Liability to Tronox LLC at least 20 Business Days prior to any applicable filing deadline and consider any reasonable comments of Tronox LLC;

9.8.5	make use of senior counsel in South Africa to assist it in the approach to be adopted; and

9.8.6	not make any settlement or agreement with the Taxation Authority without first consulting with Tronox LLC.

9.9
All reasonable external costs properly incurred by Exxaro to comply with its obligations under clause 9.8 above and which otherwise would not have been incurred shall be for the account of Tronox LLC, and Tronox LLC shall reimburse Exxaro of such costs promptly on Tronox receiving reasonable evidence that such costs have been incurred and paid by Exxaro.

9.10
Provided that the final decision lies with Exxaro and Exxaro is not required to take any position that would be commercially unreasonable or that would otherwise prejudice its Tax affairs, Exxaro shall:

9.10.1	notify Tronox LLC as soon as reasonably practicable of any Tax Relief that may give rise to a Tax Benefit;

9.10.2	not take any action which prejudices or may prejudice the amount or availability of any Tax Benefit; and

9.10.3	act reasonably and in good faith to obtain a Tax Benefit.

9.11	Exxaro shall notify Tronox LLC as soon as reasonably practicable if an amount is paid by Tronox LLC under this clause 9 and:

9.11.1	the amount is no longer payable by Exxaro to the Taxation Authority;

9.11.2	the amount is paid by Exxaro to the Taxation Authority but Exxaro obtains or may obtain a right to a refund in respect of such amount; or

9.11.3	Exxaro has obtained a Tax Relief in respect of the amount paid,

and shall take all reasonable steps to obtain the refund or Tax Relief (as applicable) referred to in clauses 9.11.2 and 9.11.3 above.

9.12	To the extent that any amount is paid by Tronox LLC under this clause 9 and:

9.12.1	the amount is not subsequently paid by Exxaro and is not due by Exxaro to the Taxation Authority;

9.12.2	the amount is paid by Exxaro to the Taxation Authority but is thereafter actually refunded by the Taxation Authority; or

9.12.3	Exxaro actually obtains and utilises a Tax Relief in respect of the amount paid,

Exxaro shall promptly pay a refund to Tronox LLC, together with whatever interest it may actually have received, in an amount equal to (as applicable) (a) the amount paid by Tronox LLC, (b) the amount actually refunded by the Taxation Authority or (c) the amount of the Tax Relief actually obtained by Exxaro. Such payment shall be made in cleared funds to such account at such bank as Tronox LLC may notify Exxaro from time to time.

9.13
To the extent that any amount is paid by Exxaro under this clause 9 in relation to a Tax Benefit and the Taxation Authority subsequently successfully challenges the availability or the amount of that Tax Benefit, Tronox LLC shall promptly pay a refund to Exxaro in an amount equal to the amount paid by Exxaro to Tronox LLC in respect of (i) that Tax Benefit or (ii) such proportion of that Tax Benefit that becomes unavailable (as applicable).

9.14
The Tronox Parties agree that they will not take any action, or suffer any action to exist, that could cause Tronox LLC to enter into any restructuring which may have the result that it does not have any assets or that it may be liquidated until all of its obligations under this clause 9 are satisfied in full or transferred to another obligor acceptable to Exxaro (such consent by Exxaro not to be unreasonably withheld or delayed).

9.15	This clause 9 survives the termination and/or cancellation of this Agreement.

10.	SOUTH AFRICAN RESTRUCTURING

10.1
Until such time as Exxaro ceases to hold any shares in the South African Subsidiaries, Exxaro and Tronox shall (and shall procure that the members of their Group (respectively) shall) act in good faith and co-operate to undertake a restructuring of the South African Subsidiaries to segregate the Mining and Prospecting Rights and the Mineral Processing Operations which are held and operated by the South African Subsidiaries, including:

10.1.1	working co-operatively to minimise any Tax liabilities from the proposed restructuring; and

10.1.2	if requested by Tronox, Exxaro will assist Tronox to transfer the prospecting right or any subsequent mining right application for Port Durnford into a newly incorporated South African subsidiary.

10.2	The Parties shall not take any action in respect of this clause 10 that could potentially cause any delays or complications to the Flip-in Sale.

10.3
If the Taxation Authority assesses a Tax on Exxaro directly as a result of an action taken or specifically requested by Tronox and, in each case, in furtherance of the restructuring envisaged by clause 10.1 (a “Restructuring Tax”), Tronox LLC covenants to pay Exxaro an amount equal to such Tax (the “Restructuring Tax Covenant”).  For purposes of this clause 10.3, the provisions of clauses 9.3 to 9.15 inclusive (other than clauses 9.4 and 9.13) are incorporated herein mutatis mutandis, substituting “Restructuring Tax” for “CGT Liability” and “Restructuring Tax Covenant” for “CGT Covenant” and omitting all references to “Tax Benefit” and “Tax Benefit Covenant”, together with their related operative provisions.

11.	TRONOX B SCHEME

Warranties and undertakings

11.1	Exxaro irrevocably and unconditionally undertakes, agrees, represents and warrants to and with Tronox that:

11.1.1	it is the beneficial owner of (or is otherwise able to control the exercise of all rights, including voting rights, attaching to) the Tronox B Shares;

11.1.2
it is able to procure the transfer of the Tronox B Shares free from all liens, equities, charges, encumbrances, options, rights of pre-emption, and any other third-party rights and interests of any nature;

11.1.3	it is not interested in, or otherwise able to control the exercise of voting rights attaching to, any shares or other securities of Tronox other than the Tronox B Shares;

11.1.4	Exxaro’s participation in the Tronox B Scheme (including the receipt of shares in Tronox Holdings by or on behalf of Exxaro) will not contravene any securities laws in the Republic of South Africa;

11.1.5
the base cost for South African capital gains tax purposes of any share it acquires in Tronox Holdings (i) on the implementation of the Tronox B Scheme or (ii) as a result of the operation of clause 8, will be the market value of such share as at the date of its acquisition by Exxaro;

11.1.6	until the Tronox Schemes become Effective, Exxaro will not:

(a)	sell, transfer, charge, encumber, pledge or grant any option over or otherwise dispose of any of the Tronox B Shares or any interest in any of the Tronox B Shares, except:

(i)	to Tronox Holdings under the terms of the Tronox B Scheme; or

(ii)	otherwise in accordance with and as permitted by clause 7 and Schedule 3;

(b)	accept or give any undertaking in respect of any other offer or similar transaction in respect of any of the Tronox B Shares which might frustrate the Tronox B Scheme;

(c)	acquire any further interest in any shares in Tronox (save in accordance with clause 8); or

(d)
enter into any agreement or arrangement with any person, whether conditionally or unconditionally, or solicit or encourage any person, to do any of the acts referred to in this clause 11.1.6, save to transfer any Tronox B Shares to Tronox in accordance with clause 7 and Schedule 3.

Tronox B Scheme Meeting

11.2	Exxaro irrevocably and unconditionally undertakes to Tronox that:

11.2.1
it shall (unless Tronox otherwise requests in writing) exercise or, where applicable, procure the exercise of, all rights attaching to the Tronox B Shares on any resolution (whether or not amended and whether put to a show of hands or a poll) which is proposed at any general or class meeting of Tronox (including any adjournment thereof) or at any meeting of holders of shares in Tronox convened by a court in relation to the Tronox B Scheme pursuant to section 411(1) of the Corporations Act (including any adjournment thereof) (the “Tronox B Scheme Meeting”) which:

(a)	is necessary to implement the Tronox B Scheme;

(b)	might reasonably be expected to have any impact on the fulfilment of any condition to the Tronox B Scheme;

(c)	might reasonably be expected to impede or frustrate the Tronox B Scheme in any way; or

(d)	might otherwise reasonably be expected to impact on the success of the Tronox B Scheme,

only in accordance with Tronox’s instructions;

11.2.2
it shall exercise or, where applicable, procure the exercise of, all rights attaching to the Tronox B Shares to requisition or join in the requisitioning of any general meeting of Tronox for the purposes of voting on any resolution referred to under clause 11.2.1, or to require Tronox to give notice of any such meeting, only in accordance with Tronox’s instructions; and

11.2.3
as soon as reasonably practicable and in any event within seven Business Days of the date on which the formal document containing details of the Tronox Schemes (the “Scheme Booklet”) is mailed to Tronox’s shareholders, Exxaro shall return, or procure the return of, if applicable, the signed forms of proxy enclosed with the Scheme Booklet (completed and signed and voting in favour of the resolutions to implement the Tronox B Scheme) in accordance with the instructions printed on those forms of proxy and, if applicable, in respect of the Tronox B Shares held in dematerialised form, take or procure the taking of any other action which may be required by or on behalf of Tronox or its nominated representative in order to make a valid proxy appointment and give valid proxy instructions (voting in favour of approving the Tronox B Scheme).

Lapse of undertaking

11.3
All obligations in clause 11 will lapse and cease to have any effect immediately if the Tronox Schemes have not become Effective by 5.00 p.m. on 31 May 2019 (or any later time and date agreed between Exxaro and Tronox) provided that the lapsing of this undertaking will not affect any accrued rights or liabilities in respect of non-performance of any obligation under this undertaking falling due for performance before such lapse.

General

11.4
Exxaro acknowledges that, if it breaches any of its obligations in this undertaking under clause 11, damages alone would not be an adequate remedy and that an order for specific performance would be an essential element of any adequate remedy for that breach.

11.5
Tronox Holdings undertakes to establish and maintain, at its sole cost and expense, a depositary receipt facility (the “DR Facility”) under an agreement reasonably acceptable to Exxaro (on the basis of commonly accepted market precedent), pursuant to which:

11.5.1	depositary receipts will be issued for Exxaro’s Tronox Holdings Shares that may be transferred free from any UK stamp duty or UK stamp duty reserve tax (“Stamp Taxes”); and

11.5.2
the conditions of applicable UK Tax law will be met, allowing for a full exemption from Stamp Taxes on any transfer of Exxaro’s Tronox Holdings Shares by the nominee under the DR Facility to the nominee of DTC.

Tronox Holdings’s obligation to maintain the DR Facility shall continue until all of Exxaro’s Tronox Holdings Shares are sold or held through DTC.

Waiver

11.6
Exxaro hereby irrevocably waives its rights under the 2012 Exxaro Shareholders’ Deed to exercise the 2012 Put Option as a result of a change of the Beneficial Ownership (as defined in the 2012 Exxaro Shareholders’ Deed) of Tronox arising in connection with the Tronox Schemes.

12.	CONDITIONALITY

12.1	Notwithstanding anything else in this Agreement, the Parties’ obligations herein are subject to the following additional conditions:

12.1.1	If Tranche 1 Completion has not occurred by:

(a)	7 February 2019, if the SARB Condition is satisfied by 28 January 2019; or

(b)	20 days following the date on which the SARB Condition is satisfied, if the SARB Condition is not satisfied by 28 January 2019,

in each case, for any reason other than Exxaro’s breach or non-compliance with any provision of Clause 3, then Exxaro may at any time after this date:

(i)	if a Marketing Period or a Refresh Period is in effect, deliver a Sale Notice to the Tronox Issuer; or

(ii)	if a Marketing Period is not in effect (other than as a result of a Refresh Period being in effect), deliver to the Tronox Issuer a Marketing Notice,

in each case, for all of Exxaro’s Tronox Shares.

12.1.2
If the Tranche 2 Conditions are satisfied but Tranche 2 Completion has not occurred by 22 April 2019 for any reason other than Exxaro’s breach or non-compliance with any provision of clause 3, then Exxaro may at any time after this date:

(a)	if a Marketing Period or a Refresh Period is in effect, deliver a Sale Notice to the Tronox Issuer; or

(b)	if a Marketing Period is not in effect (other than as a result of a Refresh Period being in effect), deliver to the Tronox Issuer a Marketing Notice,

in each case, for all of Exxaro’s Tronox Shares.

12.1.3	If Exxaro disposes of any Tronox Holdings Shares in accordance with this Agreement, prior to completion of the Cristal Transaction, then, on the relevant CGT Covenant Payment Date:

(a)	Exxaro shall not owe to Tronox LLC any amount that would otherwise be due pursuant to clause 9.4.2 (the “Accrued Tax Benefit Covenant Amount”); and

(b)
the Accrued Tax Benefit Covenant Amount shall be carried forward and treated as an amount reducing any amount payable by Tronox LLC to Exxaro under the CGT Covenant on any future CGT Covenant Payment Date.

12.2
If Exxaro has delivered a Sale Notice to the Tronox Issuer pursuant to clause 12.1.1 or clause 12.1.2 during a Refresh Period, that Sale Notice shall be deemed to be delivered on the first Business Day after the Refresh Period.

12.3
Nothing in this clause 12 shall affect any accrued rights or liabilities in respect of any Party’s non-performance of any obligation or undertaking in this Agreement, nor shall the occurrence of any of the conditions described in this clause 12 excuse any non-performance or waive any other rights of the Parties’ under this Agreement.

13.	AGREED FORM DOCUMENTS

13.1	Tronox Holdings shall adopt the Tronox Holdings Articles on or before the Business Day immediately prior to the Implementation Date.

13.2	Tronox Holdings and Exxaro shall enter into the Tronox Holdings Shareholders’ Deed on or before 8.00am (Australian EST) on the Second Court Date.

13.3
The Parties shall cause the respective parties to the 2012 Exxaro Shareholders Deed and the South African SHA to enter into the forms of amendment contained in Schedule 4 and Schedule 5 as soon as reasonably practicable after the date of this Agreement.

14.	ANNOUNCEMENTS

14.1
The Tronox Parties and Exxaro will agree the form of any press release or other public announcement in connection with any of the transactions contemplated by this Agreement, each acting reasonably and promptly with sufficient advance notice. If the other Party has not responded with comments or approval for any Party’s proposed announcement reasonably in advance of the time that it is required to be released or filed by the applicable Regulatory Requirements, such Party may proceed with its required announcement.

15.	FURTHER ASSURANCE

15.1
Each Party, from time to time on being requested to do so by any other Party (the “Requesting Party”), shall promptly do or procure the doing of all such acts, and execute or procure the execution of all such documents in a form satisfactory to the Requesting Party, as the Requesting Party may reasonably consider necessary for giving full effect to this Agreement (or to such parts of it as remain operative after termination) and securing to the Requesting Party the full benefit of the rights, powers and remedies conferred upon the Requesting Party in this Agreement.

15.2
Exxaro shall procure that any person who is the registered holder of any Tronox Shares, which are beneficially owned by Exxaro (the “Registered Holder”), complies with those terms of this Agreement that are applicable to the Registered Holder as if the Registered Holder was a party to this Agreement. Exxaro shall be responsible for any breach of this Agreement by the Registered Holder and shall procure that the Registered Holder does not breach this Agreement. The obligations in this clause shall not limit the remedies available to any of the Tronox Parties for any breach of this Agreement by any person.

16.	ASSIGNMENT

16.1	No Party may:

16.1.1	assign, transfer, charge or deal in any way with the benefit of, or any of its rights under or interest in, this Agreement; or

16.1.2	sub-contract any or all of its obligations under this Agreement or do any such thing in relation to any document or arrangement expressed to be supplemental to this Agreement, or which this Agreement expressly preserves or requires to be executed, except in accordance with a prior waiver given by the other Parties.

17.	COSTS AND EXPENSES

17.1
Each Party shall bear its own costs and expenses in relation to the negotiation, preparation, execution and carrying into effect of this Agreement and all other agreements forming part of the transactions contemplated by this Agreement.

18.	PAYMENTS

No deduction etc

18.1
Except as otherwise expressly provided in this Agreement, all payments to be made under this Agreement shall be made in full without any set-off or counterclaim and free from any deduction or withholding except as may be required by law (in which event such deduction or withholding shall not exceed the minimum amount required by law and the payer will simultaneously pay to the payee whatever additional amount is required for the net amount received to equal what would have been received if no such deduction or withholding had been required).

Payments to a Party’s Solicitors

18.2
Where this Agreement provides for any payment to be made to a Party’s Solicitors (whether or not the manner of payment is specified) in each case that Party irrevocably authorises and instructs the paying Party to make that payment to the instructing Party’s Solicitors, whose receipt shall be an effective discharge of the paying Party’s obligation to pay the amount concerned. The paying Party shall not be concerned to see to the application or be answerable for the loss or misapplication of any such amount.

Payment in ZAR

18.3
Where this Agreement provides for any payment to be made in ZAR (whether or not the manner of payment is specified), the Party receiving payment shall provide the details of an account with a South African financial institution to which the payment shall be made.

Interest on late payment

18.4
If a Party fails to pay any sum payable by it under this Agreement on the due date for payment, it shall pay interest on such sum for the period from and including the due date up to the date of actual payment (after as well as before judgment) at the rate which is the aggregate of:

18.4.1	2% per annum; and

18.4.2	in respect of USD payments, the Bank of England base rate from time to time; or

18.4.3	in respect of ZAR payments, the South African prime lending rate (as published by the South African Reserve Bank from time to time).

The interest will accrue from day to day on the basis of the actual number of days elapsed and a 365-day year and shall be payable on demand and compounded monthly.

19.	ENTIRE AGREEMENT

This Agreement

19.1
In this clause, references to this Agreement include all other written agreements and arrangements between the Parties or any of them which are expressed to be supplemental to this Agreement or which this Agreement expressly preserves or requires to be executed.

Other remedies

19.2
The rights, powers and remedies provided in this Agreement or expressly referred to in it are independent and cumulative and do not exclude any rights, powers or remedies (express or implied) which are available as a matter of common law, statute, custom or otherwise.

19.3	Nothing in this Agreement shall be read or construed as excluding any liability or remedy in respect of fraud.

20.	WAIVER; VARIATION; INVALIDITY

No waiver by omission, delay or partial exercise

20.1	No right, power or remedy provided by law or under this Agreement shall be waived, impaired or precluded by:

20.1.1	any delay or omission to exercise it; or

20.1.2	any single or partial exercise of it on an earlier occasion; or

20.1.3	any delay or omission to exercise, or single or partial exercise, of any other such right, power or remedy.

Specific waivers to be in writing

20.2
Any waiver of any right, power or remedy under this Agreement must be in writing and may be given subject to any conditions thought fit by the grantor. No waiver will take effect if the person seeking the waiver has failed to disclose to the grantor every material fact or circumstance which (so far as the person seeking the waiver is aware) has a bearing on its subject matter. Unless otherwise expressly stated, any waiver shall be effective only in the instance and only for the purpose for which it is given.

Variations to be in writing

20.3	No variation to this Agreement shall be of any effect unless it is agreed in writing and signed by or on behalf of each Party.

Invalidity

20.4
Each of the provisions of this Agreement is severable. If any such provision is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction that shall not affect or impair the legality, validity or enforceability in that jurisdiction of the other provisions of this Agreement, or of that or any provision of this Agreement in any other jurisdiction.

21.	TIME OF THE ESSENCE

21.1
Time shall be of the essence of this Agreement as regards any time, date or period mentioned in it. If any such time, date or period (or variation of any of them) is varied, such varied time, date or period shall be of the essence.

22.	NO PARTNERSHIP

22.1
Nothing in this Agreement and no action taken by the Parties pursuant to this Agreement shall constitute or be deemed to constitute a partnership, association, joint venture or other co-operative entity between the Parties and none of the Parties shall have any authority to bind the others in any way except as provided in this Agreement.

23.	THIRD PARTY RIGHTS

23.1
Nothing in this Agreement is intended to confer on any person any right to enforce any term of this Agreement which that person would not have had but for the Contracts (Rights of Third Parties) Act 1999.

24.	SUPREMACY

24.1
If there is any conflict between the terms of this Agreement and any agreements and arrangements between the Parties or any of them which are expressed to be supplemental to this Agreement or which this Agreement expressly preserves or requires to be executed, the provisions of this Agreement shall prevail.

25.	COUNTERPARTS

25.1
This Agreement may be executed in any number of counterparts and by the Parties on different counterparts. Each counterpart shall constitute an original of this Agreement but all the counterparts shall together constitute one and the same agreement.

26.	NOTICES

Form of notices

26.1
Any notice under this Agreement shall be in writing, in English and delivered by hand or sent as an email to the relevant address or email address set out in clause 26.2 (Address, email). Delivery by courier shall be regarded as delivery by hand.

Address, email

26.2
Such communication shall be delivered at or sent to the address of the relevant Party or sent to the email address set out below or delivered at or sent to such other address, or sent to such email address, as may previously have been communicated to the sending Party in accordance with this clause. Each communication shall be marked for the attention of the relevant person.

Tronox:

For the attention of:	General Counsel
Address:	263 Tresser Boulevard, Suite 1100, Stamford, Connecticut 06901, USA
Email:	jeffrey.neuman@tronox.com

with a copy (which shall not constitute notice) to:
CMS Cameron McKenna Nabarro Olswang LLP

For the attention of:	Gary Green
Address:	Cannon Place, 78 Cannon Street, London EC4N 6AF
E-mail:	gary.green@cms-cmno.com

Tronox LLC:

For the attention of:	General Counsel
Address:	263 Tresser Boulevard, Suite 1100, Stamford, Connecticut 06901, USA
Email:	jeffrey.neuman@tronox.com

with a copy (which shall not constitute notice) to:
CMS Cameron McKenna Nabarro Olswang LLP

For the attention of:	Gary Green
Address:	Cannon Place, 78 Cannon Street, London EC4N 6AF
E-mail:	gary.green@cms-cmno.com

Tronox Purchaser:

For the attention of:	General Counsel
Address:	3rd Floor, 25 Bury Street, London, SW1Y 2AL
Email:	jeffrey.neuman@tronox.com

with a copy (which shall not constitute notice) to:
CMS Cameron McKenna Nabarro Olswang LLP

For the attention of:	Gary Green
Address:	Cannon Place, 78 Cannon Street, London EC4N 6AF
E-mail:	gary.green@cms-cmno.com

Tronox Holdings:

For the attention of:	General Counsel
Address:	3rd Floor, 25 Bury Street, London, SW1Y 2AL
Email:	jeffrey.neuman@tronox.com

with a copy (which shall not constitute notice) to:
CMS Cameron McKenna Nabarro Olswang LLP

For the attention of:	Gary Green
Address:	Cannon Place, 78 Cannon Street, London EC4N 6AF
E-mail:	gary.green@cms-cmno.com

Tronox Global Holdings:

For the attention of:	General Counsel
Address:	263 Tresser Boulevard, Suite 1100, Stamford, Connecticut 06901, USA
Email:	jeffrey.neuman@tronox.com

with a copy (which shall not constitute notice) to:
CMS Cameron McKenna Nabarro Olswang LLP

For the attention of:	Gary Green
Address:	Cannon Place, 78 Cannon Street, London EC4N 6AF
E-mail:	gary.green@cms-cmno.com

Exxaro:

For the attention of:	Riaan Koppeschaar
Address:	Roger Dyason Road
Pretoria West, 0183 South Africa
Email:	riaan.koppeschaar@exxaro.com

with a copy (which shall not constitute notice) to:
Orrick, Herrington & Sutcliffe (UK) LLP

For the attention of:	Nell Scott
Address:	107 Cheapside, London EC2V 6DN
E-mail:	nscott@orrick.com

Deemed delivery

26.3	A communication shall be deemed to have been delivered:

26.3.1	if delivered by hand (including by courier) to the relevant Party’s address referred to in clause 26.2 (Address, email), at the time of delivery;

26.3.2
if sent as an email to the relevant Party’s email address referred to in that clause, at the time the email is sent provided that, within 48 hours of sending the email, a hard copy of the email and attachment signed by or on behalf of delivered by hand, to the recipient at the address referred to in that clause.

If a communication would otherwise be deemed to have been delivered outside normal business hours (being 9:30 a.m. to 5:30 p.m. on a Business Day) in the time zone of the territory of the recipient under the preceding provisions of this clause, it shall be deemed to have been delivered at the next opening of such normal business hours in the territory of the recipient.

Proof of delivery

26.4
In proving delivery of the communication, it shall be sufficient to show that delivery by hand was made or that the email was recorded in the IT system of the sender as having been sent and that the sender did not within 24 hours of sending the email receive an error message indicating failure to deliver or confirmation that a delay in delivery previously notified to the sender had been successfully resolved. For the avoidance of doubt, a notification that the recipient of an email is out of the office, or no longer working at an organisation, shall constitute an error message indicating failure to deliver.

Change of details

26.5
A Party may notify the other Parties of a change to its name, relevant person, address or email address for the purposes of clause 26.2 (Address, email) provided that such notification shall only be effective on:

26.5.1	the date specified in the notification as the date on which the change is to take place; or

26.5.2
if no date is specified or the date specified is less than five clear Business Days after the date on which notice is deemed to have been delivered, the date falling five clear Business Days after notice of any such change is deemed to have been delivered.

Non-applicability to Proceedings

26.6
For the avoidance of doubt, the provisions of this clause shall not apply in relation to the service of any claim form, application notice, order, judgment or other document relating to or in connection with any Proceedings.

27.	GOVERNING LAW AND JURISDICTION

English law

27.1	This Agreement, and any non-contractual rights or obligations arising out of or in connection with it or its subject matter, shall be governed by and construed in accordance with English law.

Submission to jurisdiction

27.2	The Parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to hear and determine or otherwise settle all and any Proceedings.

Appointment of agent for service

27.3
Exxaro irrevocably agrees that any claim form, application notice, order, judgment or other process issued out of the courts of England and Wales in connection with any Proceedings (a “Service Document”) may be sufficiently and effectively served on it by service on Law Debenture Corporate Services Limited, located on the date hereof at Fifth Floor, 100 Wood Street, London EC2V 7EX, if no replacement agent has been appointed and notified to the Tronox Parties pursuant to clause 27.6 (Replacement agent), or on the replacement agent if one has been appointed and notified (in writing) to the Tronox Parties. Each of Tronox, Tronox Holdings, Tronox LLC, Tronox Global Holdings, and Tronox Purchaser irrevocably agrees that any Service Document may be sufficiently and effectively served on it by service on Tronox Holdings, if no replacement agent has been appointed and notified to Exxaro pursuant to clause 27.6 (Replacement agent), or on the replacement agent if one has been appointed and notified (in writing) to Exxaro.

Agent’s address

27.4	Any Service Document served pursuant to this clause shall be marked for the attention of:

27.4.1	in respect of Service Documents served on Exxaro, Law Debenture Corporate Services Limited at Fifth Floor, 100 Wood Street, London EC2V 7EX;

27.4.2	in respect of Service Documents served on a Tronox Party, General Counsel, Tronox Holdings at 3rd Floor, 25 Bury Street, London, SW1Y 2AL; or

27.4.3	such other person as is appointed as agent for service pursuant to clause 27.6 (Replacement agent) at the address notified pursuant to that clause.

Method of service

27.5	Any Service Document addressed in accordance with clause 27.4 (Agent’s address) shall be deemed to have been duly served in accordance with the deemed delivery under clauses 26.3.1.

Replacement agent

27.6
If the agent referred to in clauses 27.3 (Appointment of agent for service) (or any replacement agent appointed pursuant to this clause) at any time ceases for any reason (including its dissolution) to act as a Party’s agent for service, that Party shall promptly and irrevocably appoint another person with an address in England and Wales to be that Party’s agent for service on the terms of this clause and promptly notify the other Parties (in writing) of the replacement’s name and address.

IN WITNESS of which the Parties have executed this Agreement as of the date first written above.

Executed by	)
TRONOX LIMITED	)	/s/ Jeffry N. Quinn
on being signed by:	)	Signature of director
)

[Signature page to Completion Agreement]

Executed by	)
TRONOX HOLDINGS PLC	)	/s/ Steven Kaye
on being signed by:	)	Signature of director
)

[Signature page to Completion Agreement]

Executed by	)
TRONOX LLC	)	/s/ Jeffrey Neuman
on being signed by:	)	Signature of director
)

[Signature page to Completion Agreement]

Executed by	)
TRONOX UK HOLDINGS LIMITED	)	/s/ Jeffrey Neuman
on being signed by:	)	Signature of director
)

[Signature page to Completion Agreement]

Executed by	)
TRONOX GLOBAL HOLDINGS PTY LIMITED	) )	/s/ Steven Kaye
on being signed by:	)	Signature of director
)

[Signature page to Completion Agreement]

Executed by	)
EXXARO RESOURCES LIMITED	)	/s/Riaan Koppeschaar
on being signed by:	)	Signature of director
)

[Signature page to Completion Agreement]